FORM N-SAR


Registrant Name:                PHOENIX-EUCLID FUNDS

File Number:                       811-08631

Registrant CIK Number:     0001054424


Response pursuant to Item 77C:


A Special Meeting of Shareholders of Euclid Mutual Funds - Euclid Market Neutral Fund - Class A, Class B, Class C and Class I Shares (the "Fund") was held on February 25, 1999 to consider and act upon a new investment management agreement with Euclid Advisors LLC, the election of Trustees, and the ratification of PricewaterhouseCoopers LLP as independent accountants for the current fiscal year.

                                                FOR               AGAINST

New Investment Management Agreement             116,706,336       1,292,397

Election of Trustees
           James Balog                          117,769,542       0
           Claire B. Benenson                   117,755,155       0
           S. Leland Dill                       117,796,689       0
           Eugene J. Glaser                     117,868,690       0
           Donald B. Romans                     117,868,690       0

Ratify the Selection of Independent Accountants 119,666,352       290,883